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                                                                    EXHIBIT 10.2

                                PROMISSORY NOTE


$100,000.00                      HOUSTON, TEXAS              DECEMBER 30, 1998


         On or before March 31, 1999 ("Due Date") for value received, PONDER INDUSTRIES, INC., a Delaware corporation, ("Maker"), promises to pay to the order of BRIAN J. SOKOL (the "Payee") in lawful money of the United States of America, the principal amount of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) together with interest in the stated amount of $5,000.00. The Maker will have the option at the Due Date to extend the Note for an additional ninety (90) day period. The stated interest of $5,000.00 will be due and payable on the Due Date and only the principal payment may be subject to extension. This Note may be prepaid in whole or in part at any time without notice or prepayment penalty. If the Note is prepaid in whole or in part, the stated $5,000.00 interest due March 31, 1999 will be prorated on a basis of the ninety (90) day period of the principal balance outstanding on the Note. All payments on this Note shall be applied first to accrued interest and the balance, if any, to principal.

         "Maximum Rate" means the lesser of (a) twenty percent (20%) per annum or (b) the maximum lawful non-usurious rate of interest (if any) which under Applicable Law the Payee is permitted to charge the Maker on this Note from time to time.

         "Applicable Law" means that law in effect from time to time and applicable to this Note which lawfully permits the charging and collection of the highest permissible lawful non-usurious rate of interest on this Note, including laws of the State of Texas and laws of the United States of America. It is intended that the Texas Finance Code, Section 301 et. seq. and Section 303 et. seq. shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Section 301 and 303 to this Note, the interest ceiling applicable to this Note under said Section 303 shall be the indicated rate ceiling from time to time in effect.

         In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. The Payee and the Maker specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither the Maker nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by the Payee shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to the Maker. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be




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deemed "interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full term of this Note.

         In the event of default in the payment when due of the principal of this Note, or if any event occurs or condition exists which authorizes the acceleration of the maturity of this Note, the Payee (or other holder of this Note) may, at its option, upon notice to the Maker, without presentment or demand, declare the unpaid principal balance of and accrued interest, if any, on this Note to be immediately due and payable.

         The Maker waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of acceleration, notice of intent to accelerate and all other notice, except as otherwise expressly set forth herein, filing of suit and diligence in collecting this Note. The Payee may transfer this Note, and the rights and privileges of the Payee under this Note shall inure to the benefit of the Payee's successors or assigns.

         This Note shall be collateralized by the building and approximately
2.182 acres of land located at Highway 59 South, 6001 East Loop 175, Victoria County, victoria, Texas, more accurately described in the attached Exhibit A.


MAKER:

PONDER INDUSTRIES, INC.



By:
   ------------------------------------
      Eugene L. Butler
      Chairman and
      Chief Executive Officer



PAYEE:


By:
   ------------------------------------
      Brian J. Sokol